EXHIBIT 16.1

June 8, 2021
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We were previously principal accountants for Spark Networks SE (“the Company”) and, under the date of March 31, 2021, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2020 and 2019. On June 3, 2021, we were dismissed. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated June 8, 2021, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement as follows: BDO USA LLP (“BDO”) was not consulted regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and BDO did not provide either a written report or oral advice to the Company that BDO concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue.
Very truly yours,
/s/ KPMG AG Wirtschaftsprüfungsgesellschaft